EnerJex Resources, Inc.
27 Corporate Woods, Suite 350
10975 Grandview Drive
Overland Park, Kansas 66210

June 5, 2009

The Buyers of Senior Secured Debentures
of EnerJex Kansas, Inc. and Common Stock
of EnerJex Resources, Inc.

RE:	Amendment to Debentures and Transaction Documents (this “Letter Agreement”)

Dear Buyers:

Reference is made to the June 21, 2007 Senior Secured Debentures (the “Debentures”), the Securities Purchase Agreement (the “Purchase Agreement”), and the Pledge and Security Agreement (the “Security Agreement”) and other agreements and documents associated therewith (collectively, the “Transaction Documents”), all dated as of April 11, 2007, by and among EnerJex Kansas, Inc. (the “Company”), EnerJex Resources, Inc. (“Parent”) and each of the Debenture Holders set forth on the signature pages hereto (each individually a “Buyer” and, collectively, the “Buyers”).  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Debentures, Purchase Agreement, the Security Agreement and/or the Transaction Documents.

WHEREAS:

A.           The Company wishes to extend the Maturity Date of the Debentures to September 30, 2010.

B.           The Buyers wish to amend the Debentures to allow for the conversion of the Debentures into shares of Parent’s common stock.

C.           On or about July 3, 2008, the Company entered into a three-year $50 million senior secured credit facility with Texas Capital Bank, N. A. (the “Credit Facility”) and the Company and the Buyers entered into the Subordination Agreement.

D.           The Company, the Parent and the Buyers agree that all of the proceeds received by the Company or the Parent from any equity offering (an “Offering”) of their respective equity securities shall, subject to compliance with the Credit Facility, first be applied to redeem the Debentures.

E.           The Company and the Buyers wish to amend certain Sections of the Debentures and the Transaction Documents as set forth herein.

F.           Certain of the Transaction Documents provide that amendments may be made by written consent of the Company and holders of at least sixty-five percent of the aggregate number of Registrable Securities issued under the Securities Purchase Agreement, and the undersigned Buyers constitute such requisite holders.

NOW THEREFORE, in consideration of the premises and mutual promises herein contained, the Company and the Buyers hereby agree as follows:

1.           Defined Terms. Capitalized terms used in this Letter Agreement which are not defined herein shall have the meaning ascribed to them in the Transaction Documents.

2.           Offering.  The Company and Parent covenant and agree that any net proceeds from any Offering shall, subject to the terms and conditions of the Credit Facility and the Subordination Agreement, first be applied to fully redeem the obligations of Principal and accrued but unpaid Interest outstanding under the Debentures.  If the net proceeds from any such Offering are not sufficient to fully redeem all obligations of Principal and accrued but unpaid Interest outstanding under the Debentures, then the Company shall apply all of the net proceeds of the Offering to redeem a pro rata amount of the Debentures from each holder based on the principal amount of the Debentures at that time outstanding.

3.           Amendments to Debentures.  The Company and the Buyers hereby agree that:

a.	Section (1) of each of the Debentures are modified to state the “Maturity Date” shall be September 30, 2010.

b.	Section (2) of each of the Debentures is modified in its entirety to read as follows:

“INTEREST; INTEREST RATE.”

(a)
Interest Rate and Payment. Interest on this Debenture shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears for each Payment Quarter on the first day of the succeeding Payment Quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”). Interest shall be payable on each Interest Date, to the record holder of this Debenture on the applicable Interest Date, (i) in cash (“Cash Interest”), (ii) in payment in kind with an increase in the Principal amount of this Debenture (“PIK Interest”), or (iii), at the option of the Company with the prior written consent of the Required Holders, in shares of Common Stock (“Interest Shares”) or a combination thereof, provided that the Interest which accrued during any period may be payable in Interest Shares if, and only if, the Company delivers written notice (each, an “Interest Election Notice”) of such election to each holder of the Debentures on or prior to the tenth (10th) Trading Day prior to the Interest Date (each, an “Interest Notice Due Date”).  Each Interest Election Notice must specify the amount of Interest that shall be paid as Cash Interest, if any, the amount of Interest that shall be paid as PIK Interest, and the amount of Interest that shall be paid in Interest Shares.  Interest to be paid on an Interest Date in PIK Interest shall be paid through the increase in the Principal amount of this Debenture. Interest to be paid on an Interest Date in Interest Shares shall be paid in a number of fully paid and nonassessable shares (provided, that if the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share) of Common Stock equal to the quotient of (a) the amount of Interest payable on such Interest Date less any Cash Interest paid (b) less any PIK Interest paid and (c) the Interest Conversion Price in effect on the applicable Interest Date.  If any Interest Shares are to be paid on an Interest Date, then the Company shall (X) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and such action is not prohibited by applicable law or regulation or any applicable policy of DTC, credit such aggregate number of Interest Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the foregoing shall not apply, issue and deliver within three Trading Days after the applicable Interest Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company at least two Business Days prior to the applicable Interest Date, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled.  Notwithstanding the foregoing, the Company shall not be entitled to pay Interest in Interest Shares and shall be required to pay such Interest (i) in cash as Cash Interest, or (ii) in payment in kind as PIK Interest, on each Interest Date if, unless consented to in writing by the Holder, during the period commencing on the applicable Interest Notice Due Date through the applicable Interest Date, the Equity Conditions have not been satisfied. Interest accrues at the Interest Rate on all outstanding unpaid Principal owed under this Debenture and all accrued Interest is payable on each Interest Date.  Upon the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to fifteen percent (15.00%) (the “Default Rate”).  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Interest Shares; provided that the Company shall not be required to pay any tax that may be payable in respect of any issuance of Interest Shares to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Interest Shares.

(b)
PIK Interest. The Interest Rate for Interest Payments to be made by PIK Interest shall be paid at a rate equal to 12.50% per annum. In addition, if the Company chooses to pay an Interest Payment in PIK Interest, the Parent shall issue the Holder shares of its Common Stock equal to an additional 2.50% of the Quarterly Interest Payment due (the “PIK Interest Shares”). The number of shares of Common Stock to be issued on an Interest Date in PIK Interest Shares shall be paid in a number of fully paid and nonassessable restricted shares (provided, that if the issuance would result in the issuance of a fraction of a share of Common Stock, the Parent shall round such fraction of a share of Common Stock up to the nearest whole share) of Common Stock equal to the quotient of (a) the amount of Interest payable on such Interest Date and (c) the Interest Conversion Price in effect on the applicable Interest Date.

(c)
Interest Rate Adjustment. In the event this Debenture is not redeemed in accordance with Section 5 hereof on or before April 1, 2010, the Interest Rate of this Debenture shall increase to a rate equal to 14.00% per annum through the Maturity Date. In addition, the PIK Interest shall increase to 16.5%.

c.	Sections (3) through (23) shall be renumbered Sections (4) through (24), respectively.

d.	A new Section (3) shall be added to each of the Debentures, as follows:

“CONVERSION”

(a)	Conversion at Option of Holder.
i.
This Debenture shall be convertible into shares of Common Stock at the option of the Holder, in whole or in part at any time and from time to time. , after the Issuance Date. The number of shares of Common Stock issuable upon a conversion hereunder equals the quotient obtained by dividing (x) the outstanding amount of this Debenture to be converted by (y) the Conversion Price (as defined below).

ii.
The Holder shall effect conversions by delivering to the Company a completed notice in the form attached hereto as Exhibit A (a “Conversion Notice”). The date on which a Conversion Notice is delivered is the “Conversion Date.” Unless the Holder is converting the entire Principal amount outstanding under this Debenture, the Holder is not required to physically surrender this Debenture to the Company in order to effect conversions. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture plus all accrued and unpaid Interest thereon in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the Principal amount converted and the date of such conversions. In the event of any dispute or discrepancy, the records of the Company shall be controlling and determinative in the absence of manifest error.

iii.
Conversion on or before May 31, 2010. The Holder is entitled, at its option, to convert at any time through 5:00 PM Central Standard Time on May 31, 2010, all or any part of the Principal amount of this Debenture, plus accrued Interest, into shares of the Parent’s Common Stock, $0.001 par value per share, at the price per share equal to $3.00.

iv.
Conversion after May 31, 2010 through the Maturity Date. From June 1, 2010 through the Maturity Date, assuming the Debenture has not been redeemed, the Holder is entitled, at its option, to convert at any time all or any part of the Principal amount of this Debenture, plus accrued Interest, into shares of the Parent’s Common Stock, $0.001 par value per share, at the price per share equal to that price which shall be computed as 100.0% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the thirty (30) consecutive Trading Days immediately preceding the Conversion Date.

v.	Subparagraphs (iii) and (iv) above are individually referred to as a “Conversion Price”.

(b)
Adjustments. If the Parent, at any time while this Debenture is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Parent, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(c)	Rounding. All price calculations under this Section 3 shall be rounded to the nearest $0.01.

(d)
Notice. Whenever the Conversion Price is adjusted pursuant to Section 3 hereof, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

4.	Conditional Waiver.

a.
The Buyers hereby waive any existing Event of Default previously made known to the Buyers by the Company in writing with respect to any and all violations of or defaults now existing under the Transaction Documents, and agree not to exercise any rights or remedies available as a result of the occurrence thereof, including, but not limited to, the imposition of interest at the Default Rate prior to the date hereof.

b.
In addition, the Buyers hereby waive any other existing Event of Default under the Transaction Documents that does not, directly or indirectly, have a material negative impact on the Buyers’ security interest in the collateral or other properties of the Company in which it has a security interest or have a material negative impact in the Buyers’ priority of payment under the Debentures.

c.
The Company hereby represents and warrants to the Buyers that it has no knowledge of any other material Defaults or Events of Default under the Transaction Documents, other than those previously disclosed to the Buyers in writing.

d.	The waivers granted by the Buyers in favor of the Company that are contained in this Agreement shall be null and void in the event the Company has breached its representation in Section 4(c).

5.           Governing Law.  This Letter Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Letter Agreement and all disputes arising hereunder shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

6.           Amendment.  It is the intention of the parties that this Letter Agreement modifies and amends the Transaction Documents to the extent set forth herein or as otherwise necessary to effectuate the intentions of the parties as set forth herein.

7.           No Waiver.  The execution of this Letter Agreement is not, and shall not be deemed to constitute, a waiver, cure, or forbearance of any default arising prior or subsequent to the date of this Letter Agreement, nor shall it constitute a reinstatement of the terms described in the Transaction Documents, except as set forth herein.  The Company agrees that no delay on the part of any of the Buyers in exercising any power or right shall operate as a waiver of any such power or right or preclude the further exercise of any other power or right.  Any remedies contained herein are cumulative and not exclusive of any remedies provided by law.  Notice to or demand in circumstances under which the terms of this Letter Agreement do not require such notice or demand shall not entitle the Company to further notice or demand nor constitute a waiver of the rights of the Buyers to take any other or further action without notice or demand.

8.           Continuing Validity of Transaction Documents.  Except as expressly provided for in this Letter Agreement, the other Transaction Documents and all other documents executed in connection therewith shall continue unchanged in full force and effect, in accordance with their respective terms, and the parties hereby expressly confirm and reaffirm all of their respective liabilities, obligations, duties and responsibilities under and pursuant to the other Transaction Documents.

9.           Transaction Document. This Letter Agreement shall be deemed and constitute a “Transaction Document” under the Securities Purchase Agreement.

10.           Recitals. The recitals set forth above are true and correct and are hereby incorporated into this Letter Agreement as if set forth at length herein.

11.           Counterparts.  This Letter Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

12.           Headings.  The headings of this Letter Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Letter Agreement.

13.           Severability.  If any provision of this Letter Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Letter Agreement in that jurisdiction or the validity or enforceability of any provision of this Letter Agreement in any other jurisdiction.

14.           Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the terms of this Letter Agreement and the consummation of the transactions contemplated hereby.

15.           Notices.  Copies of notices to the Company pursuant to each Transaction Document shall be sent to, Law Offices of Anthony N. DeMint, 8350 West Sahara Avenue, Suite 270, Las Vegas, Nevada  89117, Telephone: 702-586-4690, Facsimile: 702-586-6449, E-mail: demintlaw@cox.net, Attention: Anthony N. DeMint, rather than Husch Blackwell Sanders LLP.

Kindly confirm your agreement with the foregoing by signing the copy of this letter where indicated below.

 [Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Letter Agreement to be duly executed by an authorized officer as of the date first above written.

Very Truly Yours,

Company:
ENERJEX KANSAS, INC.

By:
Name: Steve Cochennet
Title: Chief Executive Officer

Parent:
ENERJEX RESOURCES, INC.

By:
Name: Steve Cochennet
Title: Chief Executive Officer

Agreed to and accepted:

MORMEG, LLC

By:
Name: Mark Haas
Title: Managing Member

WEST COAST OPPORTUNITY FUND, LLC

By:
Name: Atticus Lowe
Title: Chief Investment Officer

ENABLE GROWTH PARTNERS LP

By:
Name: Brendan O’Neil, CFA
Title: Principal and Portfolio Manager

ENABLE OPPORTUNITY PARTNERS LP

By:
Name: Brendan O’Neil, CFA
Title: Principal and Portfolio Manager

FREY LIVING TRUST

By:
Name: Philip Frey Jr.
Title: Trustee